Exhibit 99.1

For Immediate Release
Diodes Incorporated Reports Fourth Quarter and Fiscal 2008
Financial Results
Annual Revenue Increased 8 percent to a Record $433 Million
DALLAS, TEXAS — February 9, 2009 — Diodes Incorporated (NASDAQ:DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, today reported financial results for the fourth quarter and fiscal year ended December 31, 2008.
Year 2008 Highlights:
•	Acquired Zetex plc in June;
•	Revenue increased 8 percent to a record $432.8 million;
•	Gross profit increased to a record $132.5 million;
•	GAAP net income was $39.0 million, or $0.91 per share;
•	Non-GAAP net income was $44.8 million, or $1.04 per share;
•	Generated $90.4 million of EBITDA;
•	Generated $57 million in cash flow from operations.
Fourth Quarter Highlights:
•	Revenue was $87.1 million, which includes a $1.7 million reduction as part of the Company’s strategic effort to consolidate Asian distributors;
•	GAAP net income was $14.6 million, or $0.35 per share, including a $22.8 million gain related to the repurchase of convertible notes and a $4.1 million restructuring charge related to future headcount reductions;
•	Non-GAAP EPS was $0.04 per share;
•	Generated $25.8 million of EBITDA;
•	Generated $21 million in cash flow from operations;
•	Increased cash by $20.8 million and reduced debt by $11.2 million over the third quarter.
For the fiscal year 2008, revenue increased 8 percent to a record $432.8 million, compared to $401.2 million for fiscal 2007. Gross profit was $132.5 million, or 30.6 percent of revenue, compared to $130.4 million, or 32.5 percent of revenue, last year. GAAP net income was $39.0 million, or $0.91 per diluted share, compared to $59.7 million, or $1.41 per diluted share, in 2007. Non-GAAP net income, which excluded a $22.8 million gain related to the repurchase of convertible notes, $4.0 million of net share-based compensation, $17.5 million in non-cash acquisition related charges and adjustments and $4.1 million in restructuring charges in 2008, was $44.8 million, or $1.04 per share, compared to $64.9 million, or $1.50 per share, in the prior year.

Revenue for the fourth quarter of 2008 was $87.1 million, compared to $134.0 million in the third quarter of 2008 and $107.6 million in the fourth quarter of 2007. The decline in revenue was primarily due to the decrease in demand caused by the continued deterioration of the global economic environment. Additionally, revenue was reduced by approximately $1.7 million as part of the Company’s strategic effort to consolidate Asian distributors.
Gross profit for the fourth quarter of 2008 was $22.9 million, or 26.3 percent of revenue, compared to $38.1 million, or 28.4 percent of revenue, in the third quarter. The decrease in gross margin was primarily due to lower capacity utilization in the Company’s packaging and manufacturing operations due to weaker global demand.
Dr. Keh-Shew Lu, President and CEO of Diodes Incorporated, commented, “In further response to the weakness in the global economy, we continued to make incremental changes to the organizational structure in order to maximize efficiencies, reduce costs and conserve cash. We have implemented in the fourth quarter a number of cost savings initiatives that included, among other things, the shut-down of our 4-inch fab line in Oldham, U.K., a 30 percent headcount reduction in our Kansas City wafer fab along with the realignment of our product development and wafer fabrication organizations, mandatory time-off, a reduction of authorizations for capital expenditures to a maintenance level and the implementation of strict controls over discretionary spending. Moving forward, we are taking a number of additional cost saving measures, including further headcount reductions across our entire organization, temporary site shut-downs, compensation and hiring freezes, additional mandatory time-off, accelerating the integration of the Zetex products into our manufacturing facilities, continued reduction of manufacturing process and raw material costs, and the consolidation of wafer output.”
Dr. Lu continued, “During the quarter, we took advantage of our ‘no net cost’ loan obtained in our settlement with UBS and collateralized by our $320.6 million auction rate securities portfolio and repurchased $46.5 million of our $230 million 2.25% Convertible Senior Notes for approximately $23.2 million in cash, which reduces our convertible debt to $183.5 million. As a result of our debt reduction and cost containment measures, we generated $21 million of net cash flow during the fourth quarter.”
Fourth quarter GAAP net income was $14.6 million, or $0.35 per diluted share, which included a $22.8 million gain related to the repurchase of convertible notes and a $4.1 million restructuring charge related to headcount reductions.
Net income computed on a non-GAAP basis for the fourth quarter of 2008, which excluded the gain on the convertible notes, restructuring charges and $1.1 million in Zetex purchase price accounting was $1.7 million, or $0.04 per share. As noted last quarter, Diodes changed its policy regarding SFAS 123R net stock option expenses, which the Company now includes in non-GAAP net income. SFAS 123R stock option expense was $0.7 million in the fourth quarter.
As of December 31, 2008, Diodes had approximately $103.5 million in total cash, $320.6 million of par-value auction rate securities, which will be converted to cash on June 30, 2010 under the UBS settlement ($289 million market value in long-term investments) and $401 million in long-term debt (including the convertible notes).
Business Outlook
“Looking at the first quarter of 2009, we expect that the economy and global demand will continue to deteriorate and well beyond the typical seasonality associated with the quarter. As a result of these factors, we estimate that the first quarter revenue will decrease approximately 20 percent sequentially,” stated Dr. Lu. “Furthermore, as a result of the weakened demand, we will reduce our 2009 capital authorizations to a maintenance level of approximately 2 percent of revenue, and we plan to reduce inventory, which will further reduce loading at our manufacturing facilities. As a result, we expect first quarter gross margin to be approximately 16 to 20 percent and expect to generate positive cash flow from operations as well as positive free cash flow for the quarter. Also, beginning in 2009 the adoption of FSP APB 14-1 requires us to change how we account for our Convertible Senior Notes. APB 14-1 will require us to separately account for a liability and equity component, which will reflect an estimated non-convertible notes borrowing rate. We therefore expect to record an additional pre-tax, non-cash interest expense of approximately $8 to 9 million for 2009.”
Dr. Lu continued, “We are implementing further cost reductions while working to maintain strong cash flow. In addition to the 7 percent headcount reductions initiated in the fourth quarter, we will be reducing headcount by an additional 17 percent in the first quarter, primarily at our manufacturing operations. In the third quarter of 2008, operating expenses (excluding purchase price accounting adjustments) totaled approximately $28 million. Once all of the cost reduction actions that have been announced since that time are fully implemented, we estimate that the quarterly run rate will range between $21 and $23 million, which represents a reduction of approximately 20 percent. Going forward, we will continue to carefully monitor the market conditions and take decisive actions as needed to sustain cash flow. We also remain focused on new product development and design wins in order to create additional revenue sources for future quarters and to position the Company for rapid growth when the economy improves.”
Conference Call
Diodes will host a conference call on Monday, February 9, 2009 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss its fourth quarter and fiscal 2008 financial results. Investors and analysts may join the conference call by dialing 1-866-383-8108 and providing the confirmation code 28809817. International callers may join the teleconference by dialing 1-617-597-5343. A telephone replay of the call will be available approximately two hours after the call until February 11, 2009 at midnight Pacific Time. The replay number is 1-888-286-8010 with a pass code of 41273923. International callers should dial 1-617-801-6888 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investor section of Diodes’ website at http://www.diodes.com. To listen to the live call, please go to the Investor section of Diodes’ website and click on the conference call link at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes’ website for approximately 60 days.
About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD), an S&P SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, serving the consumer electronics, computing, communications, industrial and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, amplifiers and comparators, Hall-effect sensors and temperature sensors, power management devices including LED drivers, DC-DC switching regulators, linear voltage regulators and voltage references along with special function devices including USB power switch, load switch, voltage supervisor and motor controllers. The Company’s corporate headquarters are located in Dallas, Texas. A sales, marketing, engineering and logistics office is located in Westlake Village, California. Design centers are located in Dallas; San Jose, California; Taipei, Taiwan; Manchester, England and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in Kansas City, Missouri and

Manchester; with two manufacturing facilities located in Shanghai, China, another in Neuhaus, and a joint venture facility located in Chengdu, China. Additional engineering, sales, warehouse and logistics offices are located in Taipei; Hong Kong; Manchester and Munich, Germany, with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: we continued to make incremental changes to the organizational structure in order to maximize efficiencies, reduce costs and conserve cash; we are taking a number of additional cost saving measures, including further headcount reductions across our entire organization, temporary site shut-downs, compensation and hiring freezes, additional mandatory time-off, accelerating the integration of the Zetex products into our manufacturing facilities, continued reduction of manufacturing process and raw material costs, and the consolidation of wafer output; $320.6 million of par-value auction rate securities will be converted to cash on June 30, 2010 under the UBS settlement; we expect that the economy and global demand will continue to deteriorate and well beyond the typical seasonality associated with the quarter; we estimate that the first quarter revenue will decrease approximately twenty percent sequentially; we will reduce our 2009 capital authorizations to a maintenance level of approximately 2 percent of revenue; we plan to reduce inventory, which will further reduce loading at our manufacturing facilities; we expect first quarter gross margin to be approximately sixteen to twenty percent and expect to generate positive cash flow from operations as well as positive free cash flow for the quarter; APB14-1 will require us to separately account for a liability and equity component, which will reflect an estimated non-convertible notes borrowing rate; we therefore expect to record an additional pre-tax, non-cash interest expense of approximately $8 to 9 million for 2009; we are implementing further cost reductions while working to maintain strong cash flow; we will be reducing headcount by an additional seventeen percent in the first quarter, primarily at our manufacturing operations; we estimate that the quarterly run rate will range between $21 and $23 million, which represents a reduction of approximately 20 percent; we will continue to carefully monitor the market conditions and take decisive actions as needed to sustain cash flow; and we remained focused on new product development to drive design wins in order to create additional revenue sources for future quarters and to position the Company for continued growth when the economy improves. Potential risks and uncertainties include, but are not limited to, such factors as: the UBS settlement may not provide us with the liquidity intended; we may not realize the anticipated cost savings; we may not effect the planned further reductions in costs or these cost containment measures may not prove to be material; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.
Recent news releases, annual reports, and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:	Investor Contact:
Carl Wertz	Leanne Sievers
Chief Financial Officer	EVP, IR
Diodes Incorporated	Shelton Group
(805) 446-4800	(949) 224-3874
carl_wertz@diodes.com	lsievers@sheltongroup.com
CONSOLIDATED CONDENSED INCOME STATEMENT and BALANCE SHEET FOLLOW

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2008	2007	2008

NET SALES	$107,591	$87,141	$401,159	$432,785

COST OF GOODS SOLD	71,567	64,265	270,780	300,257

Gross profit	36,024	22,876	130,379	132,528

OPERATING EXPENSES
Selling, general and administrative expenses	14,720	16,219	55,403	68,874
Research and development expenses	3,860	6,433	13,515	22,523
Amortization of acquisition related intangible assets	—	981	—	2,564
In-process research and development	—	—	—	7,865
Restructuring charge	(709)	4,089	1,061	4,089

Total operating expenses	17,871	27,722	69,979	105,915

Income from operations	18,153	(4,846)	60,400	26,613

OTHER INCOME (EXPENSES)
Interest income	5,085	2,165	18,117	11,991
Interest expense	(1,704)	(2,074)	(6,831)	(9,348)
Other	(155)	18,989	(225)	16,594

Total other income (expenses)	3,226	19,080	11,061	19,237

Income before income taxes and minority interest	21,379	14,234	71,461	45,850

INCOME TAX PROVISION (BENEFIT)	2,306	(729)	9,428	4,585

Income before minority interest	19,073	14,963	62,033	41,265

Minority interest in earnings of joint ventures	(775)	(352)	(2,376)	(2,290)

NET INCOME	$18,298	$14,611	$59,657	$38,975

EARNINGS PER SHARE
Basic	$0.46	$0.36	$1.51	$0.96
Diluted	$0.43	$0.35	$1.41	$0.91

Number of shares used in computation
Basic	40,113	41,078	39,601	40,709
Diluted	42,702	41,817	42,331	42,638

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET
INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2008	2007	2008

Net income (Per-GAAP)	$18,298	$14,611	$59,657	$38,975

Adjustments to reconcile net income to adjusted net income:
Stock option expense included in cost of goods sold:	—	—	273	112
Stock option expense included in selling and general administrative expenses:	—	—	4,824	3,594
Stock option expense included in research and development expenses:	—	—	463	330

Total stock option expense	—	—	5,560	4,036

Inventory valuations and depreciation adjustments	—	107	—	5,495

Amortization of acquisition related intangible assets	—	981	—	2,564

In-process Research and Development	—	—	—	7,865

Restructuring costs	(709)	4,089	1,061	4,089

Gain from extinguishment of debt	—	(22,791)	—	(22,791)

Other adjustments	—	—	55	1,540

Income tax adjustments related to stock option expense, restructuring costs and other adjustments	(71)	(4,679)	1,384	(2,980)

Adjusted net income (Non-GAAP)	$17,660	$1,676	$64,949	$44,753

Diluted shares used in computing earnings per share	42,702	41,817	42,331	42,638
Incremental shares considered to be outstanding:	—	—	836	403

Adjusted diluted shares used in computing Adjusted earnings per share	42,702	41,817	43,167	43,040

Adjusted earnings per share (Non-GAAP)
Basic	$0.44	$0.04	$1.64	$1.10
Diluted	$0.41	$0.04	$1.50	$1.04

ADJUSTED NET INCOME
This measure consists of generally accepted accounting principles in the United States, or GAAP, net income, which is then adjusted solely for the purpose of adjusting for restructuring costs, gain from extinguishments of debt, purchase accounting impact on earnings, stock option expense (only for the twelve months ended December 31, 2008) and other adjustments, as discussed below. Excluding the restructuring costs, in-process research and development (“IPR&D”) expense, inventory valuations impact on gross profit and margins, gain from extinguishment of debt, stock option expense and other adjustments provides investors with a better depiction of our operating results and provides a more informed baseline for modeling future earnings expectations. Excluding the amortization of acquisition-related intangible assets and depreciation impact on gross profit and margins allows for comparison of our current and historic operating performance. We exclude the above items to evaluate our operating performance, to develop budgets, to determine incentive compensation awards and to manage cash expenditures. Presentation of the above non-GAAP measures allows investors to review our results of operations from the same viewpoint as our management and Board of Directors. We have historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of our operations, facilitate investors’ analyses and comparisons of our current and past results of operations and provide insight into the prospects of our future performance. We also believe that the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. We recommend a review of net income on both a non-GAAP basis and a GAAP basis be performed to get a comprehensive view of our results. We provide a reconciliation of adjusted net income to GAAP net income below.
Detail of non-GAAP adjustments:
(1) Restructuring Costs — We have recorded various restructuring charges to reduce our cost structure to enhance operating effectiveness and improve profitability. These restructuring activities impacted different functional areas of our operations in different locations and were undertaken to meet specific business objectives in light of the facts and circumstances at the time of each restructuring event. For 2007, these charges include costs related to the consolidation of our analog wafer probe and final test operations from Hsinchu, Taiwan to our manufacturing facilities in Shanghai, China, which primarily consisted of termination and severance costs and impairment of fixed assets. For 2008, these charges included costs to reduce the headcount in our UK operations in Oldham along with additional immaterial headcount reductions in our worldwide workforce. These restructuring charges are excluded from management’s assessment of our operating performance. We believe that the exclusion of the non-recurring restructuring charges provides investors an enhanced view of the cost structure of our operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.
(2) Purchase Accounting Impact on Earnings:
•	Amortization of acquisition-related intangible assets — We have excluded the amortization of Zetex acquisition-related intangible assets, including developed technologies, customer relationships and trade name from our non-GAAP results. The fair value of the Zetex acquisition-related intangible assets, which was allocated to the assets through purchase accounting, is amortized using straight-line methods, which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets. We believe that the exclusion of the amortization expense of acquisition-related assets is appropriate because a significant portion of the purchase price for the acquisition was allocated to the intangible assets that have short lives and the exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses. In addition, we exclude the amortization expense because there is significant variability and unpredictability across companies with respect to this expense.

•	IPR&D expense — We have excluded the non-recurring IPR&D expense, which is non-cash and related to the Zetex acquisition, from our non-GAAP results. Under GAAP, we immediately expensed all the acquired IPR&D as we had not yet reached technological feasibility and had no alternative further use as of the date of the acquisition. This adjustment to R&D expense is not recurring in nature and, as such, we believe that the exclusion of this adjustment provides investors useful information to facilitate an understanding of earnings because this impact reduces our earnings to amounts lower than we have historically achieved and expect to achieve in the future.

•	Inventory valuations and depreciation adjustments — We have excluded the $5.5 million inventory valuation and depreciation adjustments. Under GAAP, we adjusted the inventory acquired from Zetex to account for the reasonable profit allowance for the selling effort on finished goods inventory and the reasonable profit allowance for the completing and selling effort on the work-in-process inventory. This non-cash adjustment to inventory is not recurring in nature and, as such, we believe that the exclusion of this adjustment provides investors useful information to facilitate an understanding of our gross profit and margins because this impact reduces our gross profit and margins to percentages lower than we have historically achieved and expect to achieve in the future. The exclusion of the depreciation expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses. In addition, we exclude the depreciation expense because there is significant variability and unpredictability across companies with respect to this expense.
(3) Gain from extinguishment of debt — In the fourth quarter of 2008, we repurchased $46.5 million of our $230 million 2.25% Convertible Senior Notes for approximately $23.2 million in cash, which reduces our convertible debt to $183.5 million, and realized a $22.8 million gain from extinguishments of debt. We believe that the exclusion of the non-recurring gain from extinguishment of debt provides investors an enhanced view of a one-time gain that we may incur from time to time and facilitates comparisons with the results of other periods that may not reflect such gains.
(4) Stock Option Expense— Historically, we excluded the non-cash stock option expense adjustments because we provided investors with a better depiction of our operating results and provided a more informed baseline for modeling future earnings expectations. Upon further review of our non-GAAP adjustments, we have concluded that we will no longer adjust for stock option expense.

(5) Other Adjustments — We incurred a one-time non-cash currency hedge loss related to the Zetex acquisition in the second quarter of 2008. This currency hedge loss is excluded from management’s assessment of our operating performance for the full year of 2008. We believe that the exclusion of the non-recurring currency hedge loss provides investors an enhanced view of the one-time other adjustments that we may incur from time to time and facilitates comparisons with the results of other periods that may not reflect such charges.
ADJUSTED EARNINGS PER SHARE
This non-GAAP financial measure is the portion of our GAAP net income assigned to each share of stock, excluding restructuring costs, gain from extinguishment of debt, purchase accounting impact on earnings, stock option expense (only for the twelve months ended December 31, 2008) and other adjustments, as described above. Excluding the restructuring costs, IPR&D expense, inventory valuations and depreciation impact on gross profit and margins, gain from extinguishment of debt, stock option expense and other adjustments provides a more informed baseline for modeling future earnings expectations as described in further detail above. Excluding the amortization of acquisition-related intangible assets allows for comparison of our current and historic operating performance as described in further detail above. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. We recommend that a review of diluted EPS on both a non-GAAP basis and GAAP basis be performed to get a comprehensive view of our results. Information on how these share calculations are made is included in the table above.

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA
EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Our management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, our management uses EBITDA, along with other GAAP measures, in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use because it does not consider certain cash requirements such as tax and debt service payments.
The following table provides a reconciliation of net income to EBITDA
(in thousands, unaudited):

	Three Months Ended
	December 31,
	2007	2008

Net Income (Per—GAAP)	$18,298	$14,611
Plus:
Interest expense (income), net	(3,381)	(91)
Income tax provision	2,306	(729)
Depreciation and amortization	7,605	11,979

EBITDA (Non—GAAP)	$24,828	$25,770

	Twelve Months Ended
	December 31,
	2007	2008

Net Income (Per—GAAP)	$59,657	$38,975
Plus:
Interest expense (income), net	(11,286)	(2,643)
Income tax provision	9,428	4,585
Depreciation and amortization	27,081	49,512

EBITDA (Non—GAAP)	$84,880	$90,429

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
ASSETS
(in thousands, except share data)

	December 31,	December 31,
	2007	2008
		(unaudited)
CURRENT ASSETS

Cash and cash equivalents	$56,179	$103,496
Short-term investments	323,472	—

Total cash and short-term investments	379,651	103,496
Accounts receivable, net	89,578	74,574
Inventories	53,031	99,118
Deferred income taxes, current	5,173	3,994
Prepaid expenses and other	10,576	15,578

Total current assets	538,009	296,760

LONG-TERM INVESTMENT SECURITIES	—	320,625

PROPERTY, PLANT AND EQUIPMENT, net	123,407	174,667

DEFERRED INCOME TAXES, non-current	3,241	2,745

OTHER ASSETS
Goodwill	25,135	56,791
Intangible assets	9,643	35,928
Other	6,930	6,627

TOTAL ASSETS	$706,365	$894,143

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
LIABILITIES AND STOCKHOLDERS’ EQUITY
(in thousands, except share data)

	December 31,	December 31,
	2007	2008
		(unaudited)
CURRENT LIABILITIES
Line of credit	$—	$6,098
Accounts payable	55,145	47,561
Accrued liabilities	27,841	31,195
Income tax payable	1,732	358
Current portion of long-term debt	1,345	1,339
Current portion of capital lease obligations	145	377

Total current liabilities	86,208	86,928

LONG-TERM DEBT, net of current portion
2.25% convertible senior notes due 2026	230,000	183,500
Long-term borrowings	5,815	217,146

CAPITAL LEASE OBLIGATIONS, net of current portion	1,331	1,854
OTHER LONG-TERM LIABILITIES	6,249	22,935

Total liabilities	329,603	512,363

MINORITY INTEREST IN JOINT VENTURES	7,164	9,453

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock — par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock — par value $0.66 2/3 per share; 70,000,000 shares authorized; 40,172,491 and 41,378,816 issued and outstanding at December 31, 2007 and December 31, 2008, respectively	26,782	27,586
Additional paid-in capital	121,412	133,701
Retained earnings	220,504	259,479
Accumulated other comprehensive income (loss)	900	(48,439)

Total stockholders’ equity	369,598	372,327

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$706,365	$894,143